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                                                                    EXHIBIT 99.1


                      CNET NETWORKS NAMES SHELBY BONNIE CEO

                  Founder Halsey Minor to Continue as Chairman

SAN FRANCISCO, CALIF. MARCH 9, 2000 - CNET Networks, Inc. (Nasdaq: CNET) today announced that Vice Chairman Shelby Bonnie has been named Chief Executive Officer, effective today. Halsey Minor, the company's founder and current CEO will continue as Chairman. In his new role, Bonnie will take over management of the company, while Minor will be actively involved in providing strategic direction.

"This is a natural evolution of our company's management structure. The move will allow me and Shelby to better align our roles, with me focusing on long-term vision for the company, and Shelby focusing on strategy and execution," said Minor. "We will collaborate with CNET's core management team to continue to foster innovation throughout the organization and drive CNET's continued growth as the world's leading technology marketplace."

Bonnie's appointment to CEO is in recognition of the outstanding job he's done fueling CNET's growth and market leadership over the last seven years.

"As a global company with nearly 800 people and two major brands, the role of CEO at CNET has changed," said Minor. "Shelby has the personality, passion and commitment to lead our organization."

"Halsey had the vision and courage to build this company and we are now stronger than we've ever been," said Bonnie. "At this stage in the company's evolution, there is a great opportunity for me to assume management of the organization and take it to the next level." Bonnie continued, "Over the past two years we have created a world class management team with Rich Marino as president and Doug Woodrum as CFO. We have built bench strength across the company and believe we have the ideal team in place to best serve CNET's users, advertisers and shareholders going forward."





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CNET, which Minor founded in 1992, is today the most trusted source of information on computing and technology in the world. Using unbiased, reliable and accurate content as its platform, CNET has built the Internet's largest B2C marketplace linking buyers and sellers of computers and electronics products. Through a series of strategic acquisitions and ongoing product innovation, CNET is well-positioned to become the leading B2B marketplace for computer products, as well as the primary provider of information powering the computer and electronics sales and distribution channels.

"We are perfectly positioned to expand CNET's content-driven marketplace to facilitate e-commerce across the full length of the technology supply chain. The model we pioneered of using content to link buyers and sellers will drive our business to new heights in 2000," said Bonnie. "CNET is dedicated to execution throughout its businesses. I am looking forward to uniting the company around this common goal and driving our continued commitment to revenue growth and profitability."

Bonnie was CNET's first major investor and joined the company in 1993. He was formerly Chief Financial Officer and Chief Operating Officer prior to being promoted to Vice Chairman in 1999. Prior to joining CNET, Bonnie was a managing director at Tiger Management, a New York-based investment firm. He began his career in mergers and acquisitions at Morgan Stanley.

Bonnie received his MBA from Harvard Business School. At Harvard, he was the winner of the Rollins Award for overall contribution to the school. Bonnie received a BS in commerce, with distinction, from the University of Virginia.

ABOUT CNET NETWORKS, INC.
CNET Networks, Inc. is a global media company that creates content-driven Internet marketplaces for consumers and businesses. CNET is the world's most trusted source of information on computers, the Internet and technology serving millions of users each day. Using unbiased content as its platform, CNET has built the leading marketplaces for technology products, and, through its CNET Data Services subsidiary, is the primary provider of information powering the computer and electronics sales and distribution channels. In February 2000, CNET acquired mySimon, the Internet's largest comparison shopping service with more than 200 categories and over 2000 merchants. CNET also produces award-winning content for television and radio with programs on CNBC and in national syndication, as well as nearly 100 countries around the world. CNET currently has investments in cash and marketable securities that are valued at more than $1 billion, including its approximate 12 percent stake in NBC Internet, Inc.

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This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements, which are generally identified by words like "expect", "intend", "believe" and other similar expressions, are subject to the risk that the company's products will not achieve increased acceptance and other risks outlined in its SEC filings, including its Form 10-K for the year-ended December 31, 1998 and subsequent Forms 10-Q and Forms 8-K.